CALCULATION OF REGISTRATION FEE

Title of Each Class of	Maximum Aggregate	Amount of
Securities Offered	Offering Price	Registration Fee(1)

3.375% Notes due 2013	$250,000,000	$17,825
4.400% Notes due 2015	$500,000,000	$35,650
6.000% Notes due 2020	$750,000,000	$53,475

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT (To Prospectus dated February 10, 2010)	This filing is made pursuant to Rule 424(b)(5) under the Securities Act of 1933 in connection with Registration No. 333-164823
$1,500,000,000

Life Technologies Corporation

$250,000,000 3.375% Senior Notes due 2013
$500,000,000 4.400% Senior Notes due 2015
$750,000,000 6.000% Senior Notes due 2020

We are offering $250,000,000 of our 3.375% Senior Notes due 2013 (the “2013 notes”), $500,000,000 of our 4.400% Senior Notes due 2015 (the “2015 notes”), and $750,000,000 of our 6.000% Senior Notes due 2020 (the “2020 notes” and, together with the 2013 notes and the 2015 notes, the “notes”).

The 2013 notes will mature on March 1, 2013, the 2015 notes will mature on March 1, 2015, and the 2020 notes will mature on March 1, 2020. We will pay interest on the notes on March 1 and September 1 of each year, beginning September 1, 2010. We may redeem the notes of each series, as a whole at any time or in part from time to time, at the redemption prices described under the caption “Description of Notes — Optional Redemption.” If we experience a change of control triggering event and have not otherwise elected to redeem the notes, we will be required to offer to purchase the notes from holders as described under the caption “Description of Notes — Repurchase Upon a Change of Control.”

The notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with our other unsecured and unsubordinated indebtedness from time to time outstanding. We do not intend to list the notes on any securities exchange or automated dealer quotation system. Currently, there is no public market for the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in our subsequent filings with the Securities and Exchange Commission.

	Per 2013		Per 2015		Per 2020
	Note	Total	Note	Total	Note	Total

Public offering price(1)	99.953%	$249,882,500	99.668%	$498,340,000	99.796%	$748,470,000
Underwriting discount	0.625%	$1,562,500	0.750%	$3,750,000	0.875%	$6,562,500
Proceeds before expenses, to us	99.328%	$248,320,000	98.918%	$494,590,000	98.921%	$741,907,500

(1)	Plus accrued interest, if any, from February 19, 2010, if settlement occurs after that date.

None of the Securities and Exchange Commission, any state securities commission or other regulatory authority has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about February 19, 2010.

Joint Book-Running Managers

BofA Merrill Lynch	Goldman, Sachs & Co.	J.P. Morgan

Co-Managers

DnB NOR Markets	Scotia Capital	BNP PARIBAS	Mizuho Securities USA Inc.	Morgan Stanley	RBS

The date of this prospectus supplement is February 11, 2010

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any other offering material with respect to this offering. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If any person provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any other offering material and the documents incorporated by reference is accurate only as of the respective dates of such documents. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we currently are offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering of notes. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s shelf registration rules. Before purchasing any notes, you should carefully read this prospectus supplement, the prospectus and any other offering material together with the information incorporated by reference herein. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any information that has been incorporated herein by reference, then you should consider only the information in the more recent document. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and any other offering material with respect to this offering and the documents incorporated by reference is accurate only as of their respective dates.

In this prospectus supplement and the accompanying prospectus, unless specifically otherwise stated or the context requires otherwise, the terms “we,” “us,” “our,” “the Company,” and “Life Technologies,” refer to Life Technologies Corporation and its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Any statements made in this prospectus supplement, the accompanying prospectus or other offering material and the information incorporated herein and therein by reference may contain “forward-looking” statements. Any statement about our expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” “outlook” and similar expressions. Additionally, statements concerning future matters, such as the development of new products, enhancements of technologies, sales levels and operating results and other statements regarding matters that are not historical are forward-looking statements. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from the results expressed in the statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement, the accompanying prospectus or other offering material and the information incorporated herein and therein by reference. The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this prospectus supplement, the accompanying prospectus or other offering material and the information incorporated herein and therein by reference. Among the key factors that have an impact on our results of operations are:

•	the risks and other factors described under the caption “Risk Factors” under Item 1A of our annual report on Form 10-K for the fiscal year ended December 31, 2008, this prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference;

•	the integration of acquired businesses into our operations;

•	general economic and business conditions;

•	industry trends;

•	our assumptions about customer acceptance, overall market penetration and competition from providers of alternative products and services;

•	our funding requirements; and

•	availability, terms and deployment of capital.

ii

Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by applicable law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and their emergence may be impossible for us to predict. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

For a more detailed discussion of these and other risk factors, see the section entitled “Risk Factors” in this prospectus supplement, Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as well as in Part II, Item IA. “Risk Factors” and Part I, Item 2. “Management Discussion of Financial Condition and Results of Operation” in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 and as disclosed in our other filings with the SEC.

iii

SUMMARY

The information below is a summary of the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read carefully the following summary together with the more detailed information contained in this prospectus supplement, including the “Risk Factors” section beginning on page S-10 of this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein. This summary is not complete and does not contain all of the information you should consider before purchasing the notes.

Life Technologies Corporation

Company Overview

We are a global biotechnology tools company dedicated to helping our customers make scientific discoveries and ultimately improve the quality of life. Our systems, reagents, and services enable researchers to accelerate scientific exploration, driving to discoveries and developments that better the quality of life. Life Technologies customers do their work across the biological spectrum, advancing genomic medicine, regenerative science, molecular diagnostics, agricultural and environmental research, and 21st century forensics. The Company employs approximately 9,000 people, has a presence in more than 160 countries, and possesses a rapidly growing intellectual property estate of approximately 3,900 patents and exclusive licenses.

Our systems and reagents enable, simplify and accelerate a broad spectrum of biological research of genes, proteins and cells within academic and life science research and commercial applications. Our scientific expertise assists in making biodiscovery research techniques more effective and efficient for pharmaceutical, biotechnology, agricultural, government and academic researchers with backgrounds in a wide range of scientific disciplines.

We offer many different products and services, and are continually developing and/or acquiring others. Some of our specific product categories include the following:

•	“High-throughput” gene cloning and expression technology, which allows customers to clone and expression-test genes on an industrial scale.

•	Pre-cast electrophoresis products, which improve the speed, reliability and convenience of separating nucleic acids and proteins.

•	Antibodies, which allow researchers to capture and label proteins, visualize their location through use of Molecular Probes dyes and discern their role in disease.

•	Magnetic beads, which are used in a variety of settings, such as attachment of molecular labels, nucleic acid purification, and organ and bone marrow tissue type testing.

•	Molecular Probes fluorescence-based technologies, which facilitate the labeling of molecules for biological research and drug discovery.

•	Transfection reagents, which are widely used to transfer genetic elements into living cells enabling the study of protein function and gene regulation.

•	PCR and Real Time PCR systems and reagents, which enable researchers to amplify and detect targeted nucleic acids (DNA and RNA molecules) for a host of applications in molecular biology.

•	Cell culture media and reagents used to preserve and grow mammalian cells, which are used in large scale cGMP bio-production facilities to produce large molecule biologic therapies.

•	RNA Interference reagents, which enable scientists to selectively “turn off” genes in biology systems to gain insight into biological pathways.

•	Capillary electrophoresis and massively parallel SOLiDtm DNA sequencing systems and reagents, which are used to discover sources of genetic and epigenetic variation, to catalog the DNA structure of organisms de novo, to verify the composition of genetic research material, and to apply these genetic analysis discoveries in markets such as forensic human identification.

Additional information about us and our subsidiaries is included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

Recent Developments

Sale of Mass Spectrometry Business.  On January 29, 2010, we completed the sale of our mass spectrometry business to Danaher Corporation (NYSE: DHR) for $450 million in cash, subject to a conventional working capital adjustment. After payment of expenses and taxes associated with the sale, we used the net proceeds of the sale of approximately $290 million to repay outstanding indebtedness under the term loan A and term loan B facilities under our Credit Agreement.

Credit Agreement.  We intend to use the proceeds of this offering, together with cash on hand, to repay all of the outstanding term loan indebtedness under our Credit Agreement, which provides for a $250 million revolving credit facility, with a maturity date of November 21, 2013, a $1.4 billion term loan A facility, with a maturity date of November 21, 2013 (the “term loan A facility”), and a $1.0 billion term loan B facility, with a maturity date of November 21, 2015 (the “term loan B facility”), entered into as of November 21, 2008 among the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, UBS Securities LLC and Morgan Stanley Senior Funding, Inc., as Co-Syndication Agents, DnB Nor Bank, ASA and The Bank of Nova Scotia, as Co-Documentation Agents, and other lenders party thereto (the “Credit Agreement”). The revolving credit facility under the Credit Agreement will continue to be in effect, and we will continue to be able to borrow under the revolving credit facility. Following this offering, we intend to consider alternatives for the refinancing of the revolving credit facility and the termination of the Credit Agreement. Bank of America, N.A., Goldman Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A. are each an affiliate of an underwriter of this offering and will receive a portion of the proceeds of this offering. See “Underwriting — Conflicts of Interest.”

Preliminary Financial Results for the Three and Twelve Months Ended December 31, 2009

The following information is preliminary and, as a result, during the course of our preparation of our complete consolidated financial statements as of and for the year ended December 31, 2009 and the completion of our annual fiscal year end closing procedures and analyses, we may identify items that would require us to make adjustments to the preliminary financial results presented in this prospectus supplement. In addition, Ernst & Young LLP, our independent auditor, has not completed all of its annual year end audit procedures for the year ended December 31, 2009.

The preliminary financial results presented in this prospectus supplement have been prepared on a basis consistent with our consolidated financial statements incorporated by reference in the prospectus supplement. These preliminary financial results are not necessarily indicative of the results to be expected for any future period. These preliminary financial results should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2008 Annual Report (as updated by our Current Report on Form 8-K filed with the SEC on January 29, 2010), our audited financial statements and the related notes for the year ended December 31, 2008 contained in our Current Report on Form 8-K filed with the SEC on January 29, 2010 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements and the related notes for the quarterly periods ended March 31, 2009, June 30, 2009 and September 30, 2009 contained in our Quarterly Reports filed with the SEC.

Fourth Quarter 2009 and Full Year 2009 Financial Results Highlights

Revenues for the fourth quarter and for the full year ended December 31, 2009 were $871 million and $3.28 billion, respectively. Cash flow from operating activities for the fourth quarter was $264 million and fourth quarter capital expenditures were $77 million. Full year cash flow from operating activities was $715 million and capital expenditures were $181 million. We ended the year with $648 million in cash and short-term investments, including $41 million held as restricted cash.

Fourth Quarter 2009 and Full Year 2009 Business Highlights

Molecular Biology Systems division revenues were $422 million in the fourth quarter, an increase of approximately 19% over the same period last year. For the full year revenues were $1.58 billion, an increase of 7% over 2008.

Genetic Systems division revenues were $234 million in the fourth quarter, an increase of 16% over the same period last year. Revenues for the full year equaled $907 million, an 8% increase over 2008.

Cell Systems division revenues were $211 million in the fourth quarter, an increase of 6% over the same period last year. Full year revenues were $789 million, representing flat growth year over year.

The Mass Spectrometry division, the Company’s joint venture with MDS Analytical Technologies, contributed $16 million in other income for the quarter. For the full year 2009, the joint venture contributed $46 million in other income. As announced on September 2, 2009, we entered into a definitive agreement to sell the Company’s ownership stake in the division to Danaher Corporation. The transaction was completed on January 29, 2010.

Consolidated Statements of Operations

	For the Three Months			For the Year
	Ended December 31,			Ended December 31,
	2009	2008(1)		2009	2008(1)
	(In thousands, except per share data)
	(Unaudited)

Revenues	$871,115	$540,618		$3,280,344	$1,620,323
Cost of revenues	306,145	227,008		1,173,057	592,696
Purchased intangible amortization	69,345	34,880		282,562	86,875

Gross profit	495,625	278,730		1,824,725	940,752

Gross margin	56.9%	51.6%		55.6%	58.1%
Operating expenses:
Selling, general and administrative	252,996	151,750		987,116	499,312
Research and development	92,251	47,270		337,099	142,505
Purchased in-process research and development	1,692	74,386		1,692	93,287
Business consolidation costs	33,308	22,557		112,943	38,647

Total operating expenses	380,247	295,963		1,438,850	773,751

Operating income	115,378	(17,233)		385,875	167,001
Operating margin	13.2%	(3.2)%		11.8%	10.3%
Interest income	1,606	4,060		4,698	24,595
Interest expense	(47,282)	(33,171)		(192,911)	(85,061)
Loss on early retirement of debt	(5,665)	—		(12,478)	—
Other income (expense), net	7,172	4,896		9,362	5,704

Total other income (expense), net	(44,169)	(24,215)		(191,329)	(54,762)

Income (loss) from continuing operations before provision for income taxes	71,209	(41,448)		194,546	112,239
Income tax provision	(22,297)	(71,967)		(49,952)	(107,883)

Income (loss) from continuing operations	48,912	(113,413)		$144,594	$4,356
Income from discontinued operations, net of tax	—	—		$—	$1,358

Net income (loss)	$48,912	$(113,415)		$144,594	$5,714
Effective tax rate for continuing operations	31.3%	(173.6)%		25.7%	96.1%
Add back interest expense for subordinated debt, net of tax	22	34		170	135

Numerator for diluted continuing earnings per share	$48,934	$(113,381)		$144,764	$4,491

Earnings (loss) per common share:
Basic earnings per share from continuing operations	$0.27	$(0.95	)(2)	$0.82	$0.05 (2)

Basic earnings per share from discontinued operations	—	—		$—	$0.01

Diluted earnings per share from continuing operations	$0.26	$(0.95	)(2)	$0.80	$0.04 (2)

Diluted earnings per share from discontinued operations	$—	$—		$—	$0.01

Weighted average shares used in per share calculation:
Basic	178,665	119,842		175,872	99,229
Diluted	187,343	119,842		181,415	103,685

(1)	Tables represent the GAAP stand alone financial statements of Invitrogen Corporation to November 21, 2008 and consolidated financial statements of Life Technologies from November 22, 2008 to December 31, 2008.

(2)	Change from prior year as reported due to the provision adopted which required a retrospective application according to the ASC Topic of Debt with Conversion and Other Options.

Condensed Consolidated Statement of Cash Flows

	For the Year Ended
	December 31,
	2009	2008
	(In thousands)
	(Unaudited)

Net income	$144,594	$5,714
Add back amortization and share-based compensation	453,563	133,865
Add back depreciation	115,691	45,677
Add back purchased in-process research and development	—	93,287
Balance sheet changes	(86,263)	(20,877)
Other noncash adjustments	86,886	108,116

Net cash provided by operating activities	714,471	365,782
Capital expenditures	(180,631)	(81,886)
Net cash used in investing activities	(77,367)	(2,807,823)
Net cash (used in) provided by financing activities	(242,341)	2,301,402
Effect of exchange rate changes on cash	46,525	(47,690)

Net increase (decrease) in cash and cash equivalents	$260,657	$(270,215)

Condensed Consolidated Balance Sheets

	As of	As of
	December 31,	December 31,
	2009	2008(1)
	(Unaudited)
	(In thousands)

Assets
Current assets:
Cash and short-term investments	$648,074	$448,317
Trade accounts receivable, net of allowance for doubtful accounts	591,058	580,907
Inventories	353,222	420,029
Deferred income taxes	19,822	25,563
Prepaid expenses and other current assets	183,988	137,355

Total current assets	1,796,164	1,612,171
Property and equipment, net	829,032	748,056
Goodwill	3,783,806	3,574,779
Intangible assets, net	2,071,607	2,291,767
Long-term investments	380,167	490,853
Other assets	254,964	181,133

Total assets	$9,115,740	$8,898,759

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$481,701	$80,000
Accounts payable, accrued expenses and other current liabilities	840,597	821,813
Income taxes	63,425	105,429

Total current liabilities	1,385,723	1,007,242
Long-term debt	2,620,089	3,396,420
Pension liabilities	155,934	201,833
Income taxes	811,340	739,343
Other long-term liabilities	115,986	97,383
Stockholders’ equity	4,026,668	3,456,538

Total liabilities and stockholder’s equity	$9,115,740	$8,898,759

(1)	Includes the impacts of the retrospective application of the bifurcation requirement prescribed by the ASC Topic of Debt with Conversion and Other Options and the reclassification of amounts to conform with equity method presentation of Life Technologies Corporation’s investment in the MDS/Sciex joint venture.

Corporate Information

Life Technologies is a Delaware corporation. Our principal executive offices are located at 5791 Van Allen Way, Carlsbad, California 92008. Our main telephone number is (760) 603-7200. We maintain a website at http://www.lifetechnologies.com. The information on or connected to our website is not part of or incorporated by reference into this prospectus supplement or the accompanying prospectus.

THE OFFERING

The summary below describes the principal terms of the notes and it is not intended to be complete. It does not contain all the information that may be important to you. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should carefully read the “Description of Notes” section of this prospectus supplement for a more detailed description of the notes offered hereby.

Issuer	Life Technologies Corporation

Notes Offered	$250,000,000 aggregate principal amount of 3.375% senior notes due 2013

$500,000,000 aggregate principal amount of 4.400% senior notes due 2015

$750,000,000 aggregate principal amount of 6.000% senior notes due 2020

Maturity Dates	For the 2013 notes: March 1, 2013.

For the 2015 notes: March 1, 2015.

For the 2020 notes: March 1, 2020.

Interest Payment Dates	March 1 and September 1 of each year, commencing September 1, 2010.

Optional Redemption	We may redeem the 2013 notes, the 2015 notes, and the 2020 notes, in each case, in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments of the notes to be redeemed discounted on a semi-annual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate plus 30 basis points, in the case of the 2013 notes, 30 basis points, in the case of the 2015 notes, and 35 basis points, in the case of the 2020 notes, plus, in each case, accrued and unpaid interest to the date of redemption, if any. See “Description of Notes — Optional Redemption.”

Repurchase Upon Change of Control	Upon the occurrence of a change of control of us that results in a downgrade of the notes below an investment grade rating by at least two of the three of Moody’s Investors Service Inc., Standard & Poor’s Ratings Services and Fitch Ratings Inc., we will, in certain circumstances, be required to make an offer to purchase each of the then outstanding 2013 notes, the 2015 notes, and the 2020 notes at a price equal to 101% of the principal amount of the 2013 notes, 2015 notes, and 2020 notes to be repurchased, respectively, plus any accrued and unpaid interest to the date of repurchase, if any. See “Description of Notes — Repurchase Upon a Change of Control.”

Ranking	The notes will be:

• general unsecured obligations of ours;

• effectively subordinated in right of payment to all existing and any future secured indebtedness of ours, including indebtedness of ours under our credit agreement, to the extent of the value of assets securing such indebtedness, and to all existing and any future liabilities of our subsidiaries;

• equal in right of payment with all existing and any future unsecured, unsubordinated indebtedness of ours; and

• senior in right of payment to all existing and any future subordinated indebtedness of ours.

Covenants	The indenture governing the notes will contain certain covenants that will, among other things, limit our and our subsidiaries’ ability to create or incur certain liens and engage in sale and leaseback transactions. In addition, the indenture will also limit our ability to consolidate, merge, sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets.

These covenants are subject to important exceptions and qualifications, as described in the sections titled “Description of Notes — Certain Covenants — Limitation on Liens,” “— Limitation on Sale and Leaseback Transactions” and “— Merger, Consolidation or Sale of Assets” in this prospectus supplement.

Sinking Fund	None.

Form and Denomination of Notes	The notes of each series will initially be represented by one or more global notes which will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company (“DTC”). Indirect holders trading their beneficial interests in the global notes through DTC must trade in DTC’s same-day funds settlement system and pay in immediately available funds. The notes may only be withdrawn from DTC in the limited situations described in “Description of Notes — Book-Entry System — Certificated Notes.”

Use of Proceeds	We expect to receive net proceeds of approximately $1.48 billion from the sale of the notes, after deducting underwriting discounts and the offering expenses payable by us. We intend to use the net proceeds of this offering to repay existing indebtedness. See “Use of Proceeds.”

Conflicts of Interest	As described in “Use of Proceeds,” some of the net proceeds of this offering will used to pay down borrowings under our Credit Agreement. Because more than 5% of the proceeds of this offering, not including underwriting compensation, will be received by affiliates of the underwriters in this offering, this offering is being conducted in compliance with NASD Rule 2720, as administered by the Financial Industry Regulatory Authority (“FINRA”). Pursuant to this rule, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering, as the offering is of a class of securities that are investment grade rated.

Further Issues	We may from time to time, without notice or consent of the holders of any series of notes, create and issue additional notes having the same terms and conditions (except for the issue date, the public offering price, and if applicable, the first interest payment date) as the 2013 notes, the 2015 notes, or the 2020 notes, in each case, so that such issue shall be consolidated and form a single series with the outstanding 2013 notes, the 2015 notes, or 2020 notes, as the case may be.

No Listing	We do not intend to list the notes on any securities exchange or automated dealer quotation system. The notes will be new securities for which there currently is no public market. See “Risk Factors — Risks Relating to the Notes — Active trading markets may not develop for the notes” in this prospectus supplement.

Trustee	U.S. Bank National Association

Risk Factors	Investing in the notes involves risks. See “Risk Factors” before considering an investment in the notes.

Summary Historical Financial Information

The following summary historical financial information as of and for the years ended December 31, 2008, 2007 and 2006 is derived from our audited financial statements for such years, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. The following summary historical financial information as of and for the nine months ended September 30, 2009 and 2008 is derived from our unaudited consolidated financial statements for such periods, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. These unaudited financial statements have been prepared on a basis consistent with our audited consolidated financial statements, and in the opinion of management, the unaudited financial information includes all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our financial position and results of operations for these periods. The operating results for the nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the full year or for any future period. This summary financial information is qualified by reference to, and should be read in conjunction with, our historical consolidated financial statements, including notes thereto in our Current Report on Form 8-K, filed with the SEC on January 29, 2010 and incorporated by reference herein.

			For the Years Ended
	For the Nine Months Ended September 30,		December 31,
	2009	2008	2008	2007	2006
	(In thousands)

Statement of Earnings:
Revenues	$2,409,229	$1,079,705	$1,620,323	$1,281,747	$1,151,175
Cost of revenues	866,912	365,688	592,696	467,139	432,176
Purchased intangibles amortization	213,217	51,995	86,875	98,721	110,668

Gross profit	1,329,100	662,022	940,752	715,887	608,331

Operating expenses:
Sales and marketing	734,125 (1)	347,562 (1)	310,959	252,057	232,388
General and administrative			188,353	164,042	150,068
Research and development	244,843	95,235	142,505	115,833	104,343
Purchased in-process research and development	—	18,901	93,287	—	—
Business consolidation costs	79,635	16,090	38,647	5,635	12,540

Total operating expenses	1,058,603	477,788	773,751	537,567	499,339

Operating income	270,497	184,234	167,001	178,320	108,992

Other income (expense):
Interest income	3,092	20,535	24,595	27,961	26,687
Interest expense	(145,628)	(51,889)	(85,061)	(67,417)	(69,194)
Loss on extinguishment of debt	(6,814)	—	—	—	—
Other income, net	2,190	808	5,704	332	540

Total other income (expense), net	(147,160)	(30,546)	(54,762)	(39,124)	(41,967)

Income before provision for income taxes	123,337	153,688	112,239	139,196	67,025
Income tax provision	(27,655)	(35,918)	(107,883)	(32,958)	(13,837)

Net income from continuing operations	95,682	117,770	4,356	106,238	53,188
Net income (loss) from discontinued operations (net)	—	1,359	1,358	12,911	(266,808)

Net Income (loss)	$95,682	$119,129	$5,714	$119,149	$(213,620)

Financial and Statistical Data (end of period):
Cash and cash equivalents	$518,936		$335,930	$606,145
Short-term investments	9,347		—	60,703
Property and equipment, net	783,432		748,056	319,653
Total assets	9,023,845		8,898,759	3,316,450
Long-term debt, excluding current portion	2,798,483		3,396,420	1,003,372
Total stockholders’ equity	3,809,871		3,456,538	1,847,125

(1)	For the nine month figures, the amounts listed in “Operating expenses: sales and marketing” include general and administrative expenses as well.

RISK FACTORS

An investment in the notes involves risks. You should carefully consider the risks described below together with the risk factors described in and incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as all of the other information in, and incorporated by reference into, this prospectus supplement and the accompanying prospectus before you decide to buy the notes. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially adversely affect our business, financial condition and/or operating results. If any of the risks actually occur, our business, financial condition, results of operations or prospects could suffer. In that event, we may be unable to meet our obligations under the notes and you may lose all or part of your investment.

For a discussion of the risks related to our business, see the Risk Factors incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2008 and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The occurrence of any or all of these risks might cause you to lose all or part of your investment in the notes.

Risks Relating to the Notes

The indenture does not restrict the amount of additional debt that we may incur. Negative covenants in the indenture offer only limited protection to holders of the notes.

The notes and the indenture pursuant to which the notes will be issued do not place any limitation on the amount of additional debt that we or our subsidiaries may incur. Our incurrence of additional debt may have important consequences for a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

The indenture governing the notes contains certain negative covenants that apply to us and our subsidiaries; however, the indenture and these covenants do not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly do not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur indebtedness;

•	restrict our ability to repurchase our securities including debt securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

In addition, the limitation on liens covenant in the indenture contains exceptions that will allow us and our subsidiaries to create, grant or incur liens or security interests to secure a certain amount of indebtedness and a variety of other obligations without equally and ratably securing the notes. See “Description of Notes — Certain Covenants — Limitation on Liens” in this prospectus supplement for a description of this covenant and related definitions.

Our credit ratings may not reflect all risks of your investment in the notes.

The credit ratings assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. Credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a change of control triggering event, unless we have exercised our right to redeem the notes in full, we will be required to make an offer to each holder of notes to repurchase any and all of such holder’s notes at a repurchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a change of control triggering event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of Notes — Repurchase Upon a Change of Control.”

Active trading markets may not develop for the notes.

The notes are new issues of securities with no established trading markets. We do not intend to apply for listing of the notes on a national securities exchange. The underwriters have advised us that they presently intend to make a market in the notes of each series as permitted by applicable law. However, the underwriters are not obligated to make markets in the notes and may cease their market-making activities at any time at their discretion without notice. In addition, the liquidity of the trading markets in the notes, and the market prices quoted for the notes, may be adversely affected by changes in the overall market for securities and by changes in our financial performance or prospects and/or the financial performance or prospects of companies in our industry generally. As a result, no assurance can be given that active trading markets will develop or be maintained for the notes, as to the liquidity of any markets that do develop or as to your ability to sell any notes you may own or the prices at which you may be able to sell your notes.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $1.48 billion after deducting the underwriting discounts and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering, together with cash on hand, to repay all of the outstanding indebtedness under the term loan A facility and the term loan B facility of our Credit Agreement. As of December 31, 2009, we had no borrowings on our revolving credit facility, $1.330 billion outstanding under our term loan A facility, with a maturity date of November 21, 2013, and $643 million outstanding under our term loan B facility, with a maturity date of November 21, 2015. For the year ended December 31, 2009, the unused fee on the revolving credit facility was 50 bps, the weighted average cash interest rate on the term loan A facility was 4.2% and the weighted average cash interest rate on the term loan B facility was 5.3%. The term loan A facility cash interest rate includes interest rate swaps entered into as required by the Credit Agreement.

DESCRIPTION OF NOTES

We will issue $250,000,000 aggregate principal amount of 3.375% senior notes due 2013 (the “2013 notes”), $500,000,000 aggregate principal amount of 4.400% senior notes due 2015 (the “2015 notes”), and $750,000,000 aggregate principal amount of 6.000% senior notes due 2020 (the “2020 notes” and together with the 2013 notes and the 2015 notes, the “notes”). The 2013 notes, 2015 notes, and the 2020 notes will be issued as separate series of debt securities under a senior notes indenture dated as of February 19, 2010 (the “indenture”) between us and U.S. Bank National Association, as trustee. The indenture provides that our debt securities may be issued in one or more series, with different terms, in each case as authorized from time to time by us. The specific terms of each other series that we may issue in the future may differ from those of the notes. The indenture does not limit the aggregate amount of debt securities that may be issued under the indenture, nor does it limit the number of other series or the aggregate amount of any particular series.

The following description is a summary, and does not describe every aspect of the notes and the indenture. The following description is subject to, and qualified in its entirety by, all the provisions of the indenture, including definitions of certain terms used in the indenture, a copy of which we have filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. We urge you to read the indenture and the notes because they, and not this description, define your rights as a holder of the notes.

The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

For purposes of this description, references to “Life Technologies,” “the Company,” “we,” “us” and “our” refer only to Life Technologies Corporation and not to any of its current or future subsidiaries.

General

The 2013 notes will be limited initially to $250,000,000 aggregate principal amount, the 2015 notes will be limited initially to $500,000,000 aggregate principal amount and the 2020 notes will be limited initially to $750,000,000 aggregate principal amount, but we may from time to time, without giving notice to or seeking the consent of the holders of the notes of either series, issue additional notes of either series having the same terms (except for the issue date, the public offering price and, if applicable, the first interest payment date) and ranking equally and ratably with the original notes of such series. Any additional debt securities having such similar terms, together with the original notes of the applicable series, will constitute a single series of debt securities under the indenture.

The notes will be:

•	general unsecured obligations of ours;

•	effectively subordinated in right of payment to all existing and any future secured indebtedness of ours, including indebtedness under the Credit Agreement (as defined below), to the extent of the value of the assets securing such indebtedness, and to all existing and any future liabilities of our subsidiaries, to the extent of the value of the assets of such subsidiaries;

•	equal in right of payment with all existing and any future unsecured, unsubordinated indebtedness of ours; and

•	senior in right of payment to all existing and any future subordinated indebtedness of ours.

As of December 31, 2009, after giving effect to the application of $290 million of the proceeds from our sale of our mass spectrometry business in February 2010 to repay borrowings under the term A facility and the term loan B facility, we would have had approximately $2.81 billion of consolidated indebtedness outstanding, approximately $1.72 billion of which would have been secured indebtedness, and after giving further effect to this offering of the notes and the application of the net proceeds therefrom as intended, we would have had approximately $2.83 billion of consolidated indebtedness outstanding, approximately $235 million of which would have been secured indebtedness.

We conduct a significant portion of our business and operations through our subsidiaries.

The notes will be issued in fully registered form only, in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will be issued in the form of one or more global securities, without coupons, which will be deposited initially with, or on behalf of, The Depository Trust Company (“DTC”).

“Credit Agreement” means the Credit Agreement, dated November 21, 2008, by and among Life Technologies Corporation, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, UBS Securities LLC and Morgan Stanley Senior Funding, Inc., as Co-Syndication Agents, and DnB Nor Bank, ASA and The Bank of Nova Scotia as Co-Documentation Agents, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time (regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise), including, without limitation, any agreement (a) extending or shortening the indebtedness incurred thereunder or contemplated thereby; (b) adding or deleting borrowers or guarantors thereunder; (c) increasing the amount of indebtedness incurred thereunder; or (d) otherwise altering the terms and conditions thereof.

Principal and Interest

The 2013 notes will mature on March 1, 2013, the 2015 notes will mature on March 1, 2015, and the 2020 notes will mature on March 1, 2020. No sinking fund will be provided with respect to the notes.

Interest on the 2013 notes will accrue at a rate of 3.375% per annum, interest on the 2015 notes will accrue at a rate of 4.400% per annum, and interest on the 2020 notes will accrue at a rate of 6.000% per annum. We will pay interest on the notes from February 19, 2010 or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually in arrears on March 1 and September 1 of each year, beginning September 1, 2010, until the principal is paid or made available for payment. Interest will be paid to the persons in whose names the notes are registered at the close of business on February 15 or August 15 (whether or not a business day), as the case may be, immediately preceding the relevant interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date or date of maturity of principal of the notes of a series falls on a day that is not a business day, then payment of interest or principal may be made on the next succeeding business day with the same force and effect as if made on the nominal date of maturity, and no interest will accrue for the period after such nominal date.

Optional Redemption

We will have the right to redeem the 2013 notes, the 2015 notes, and the 2020 notes, in each case, in whole at any time or in part from time to time, at our option, on at least 30 days but no more than 60 days prior written notice mailed to the registered holders of the notes to be redeemed. Upon redemption of the notes, we will pay a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed, and

(2) the sum of the present values of the Remaining Scheduled Payments (as defined below) of the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 30 basis points in the case of the 2013 notes, 30 basis points in the case of the 2015 notes, and 35 basis points in the case of the 2020 notes, plus, in each case, accrued and unpaid interest thereon to the redemption date. Notwithstanding the foregoing, installments of interest on the applicable series of notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

If less than all the notes of any series are to be redeemed, the notes of such series to be redeemed shall be selected by the trustee by such method as the trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Except as described above, the notes will not be redeemable by us prior to maturity.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, (b) if we obtain fewer than four Reference Treasury Dealer Quotations, the arithmetic average of those quotations or (c) if we obtain only one Reference Treasury Dealer Quotation, such Reference Treasury Dealer Quotation.

“Independent Investment Banker” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means each of Banc of America Securities LLC, Goldman, Sachs & Co. and J.P. Morgan Securities Inc., and their respective successors, or if at any time any of the above is not a primary U.S. Government securities dealer, any other nationally recognized investment banking firm selected by us that is a primary U.S. Government securities dealer, as well as two other nationally recognized investment banking firms selected by us that are primary U.S. Government securities dealers.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity, computed as the second business day immediately preceding that redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

Repurchase Upon a Change of Control

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the 2013 notes, 2015 notes, and 2020 notes in full, as described above, we will make an offer to each holder (the “Change of Control Offer”) to repurchase any and all (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of such holder’s 2013 notes, 2015 notes, and 2020 notes at a repurchase price in cash equal to 101% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, thereon, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control repurchase provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted, together with an officers’ certificate stating the principal amount of notes or portions of notes being purchased.

“Below Investment Grade Rating Event” means notes are rated below Investment Grade Rating by at least two of the three Rating Agencies on any date commencing upon the first public notice by us of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Change of Control” means the occurrence of any of the following:

(1) direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) as a result of which any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a transaction will not be deemed to involve a Change of Control if we become a wholly owned subsidiary of a holding company and the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction;

(3) we consolidate with, or merge with or into, any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), or any “person” or “group” consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(4) the first day on which a majority of the members of our board of directors are not Continuing Directors; or

(5) the adoption of a plan relating to our liquidation or dissolution.

For purposes of this definition, “voting stock” means capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of the Company, even if the right to vote has been suspended by the happening of such a contingency.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our properties and assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the board of directors who (1) was a member of the board of directors on the date of the issuance of the notes; or (2) was nominated for election or elected to the board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election (either by specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

Under a recent Delaware Chancery Court interpretation of the foregoing definition of “Continuing Directors,” a board of directors may approve, for purposes of such definition, a slate of shareholder-nominated directors without endorsing them, or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Triggering Event” that would trigger your right to require us to repurchase your notes as described above.

“Fitch” means Fitch Ratings, Inc.

“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody’s), a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P) or a rating by Fitch equal to or higher than BBB- (or the equivalent under any successor rating category of Fitch).

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) Moody’s, S&P and Fitch; and (2) if any or all of Moody’s, S&P or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for any of Moody’s, S&P or Fitch, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business and any successor to its rating agency business.

Certain Covenants

Limitations on Liens

We will not, and will not permit any of our subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than permitted Liens described below) on any property or assets, now owned or hereafter acquired, to secure any indebtedness of ours, any of our subsidiaries or any indebtedness of any other Person, unless we or such subsidiary also secure all payments due under the indenture and all debt securities of any series having the benefit of this covenant, including the notes, on an equal and ratable basis with such other indebtedness so secured (or, in the case of indebtedness subordinated to the notes, prior or senior thereto, with the same relative priority as the debt securities issued pursuant to the indenture, including the notes, will have with respect to such subordinated indebtedness) for so long as such other indebtedness shall be so secured. The indenture contains the following exceptions to the foregoing prohibition:

a) Liens existing on the date when we first issue the notes pursuant to the indenture;

b) Liens on property owned or leased by a Person existing at the time such Person is merged with or into or consolidated with us or any subsidiary of ours; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or such subsidiary;

c) Liens on property existing at the time of acquisition thereof by us or any subsidiary of ours, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by us or such subsidiary;

d) Liens to secure indebtedness incurred prior to, at the time of or within 12 months after the acquisition of any property or the completion of the construction, alteration, repair or improvement of any property, as the case may be, for the purpose of financing all or a part of the purchase price or cost thereof and Liens to the extent they secure indebtedness in excess of such purchase price or cost and for the payment of which recourse may be had only against such property;

e) certain Liens in favor of or required by contracts with governmental entities;

f) any Lien securing indebtedness of a subsidiary owing to us or to one or more of our subsidiaries;

g) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (a) through (f) above, inclusive, so long as (1) the principal amount of the indebtedness secured thereby does not exceed the principal amount of indebtedness so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and (2) the Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on the property); and

h) any Lien that would not otherwise be permitted by clauses (a) through (g) above, inclusive, securing indebtedness which, together with:

•	the aggregate outstanding principal amount of all other indebtedness of the Company and its subsidiaries owning property which would otherwise be subject to the foregoing restrictions, and

•	the aggregate Value of existing Sale and Leaseback Transactions which would be subject to the foregoing restrictions absent this clause,

does not exceed the greater of $350 million and 15% of our Consolidated Net Tangible Assets.

Limitation on Sale and Leaseback Transactions

We will not, and will not permit any of our subsidiaries to, enter into any Sale and Leaseback Transaction unless:

•	we or such subsidiary could incur indebtedness, in a principal amount at least equal to the Value of such Sale and Leaseback Transaction, secured by a Lien on the property to be leased (without equally and ratably securing debt securities issued pursuant to the indenture, including the notes) because such Lien would be of a character that no violation of the covenant described under “— Limitations on Liens” above would result; or

•	we apply, during the 270 days following the effective date of the Sale and Leaseback Transaction, an amount equal to the Value of the Sale and Leaseback Transaction to the voluntary retirement of Funded Debt or to the acquisition of property.

Merger, Consolidation or Sale of Assets

The indenture provides that we will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (in one transaction or a series of related transactions) to, any Person, or permit any Person to merge with or into us, unless:

•	we shall be the continuing Person, or the Person (if other than us) formed by such consolidation or into which we are merged or that acquired or leased such property and assets (the “Surviving Person”), shall be a corporation, partnership, limited liability company or trust organized and validly existing under the laws of the United States of America or any jurisdiction thereof, and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations under the indenture and the notes;

•	immediately after giving effect to such transaction, no default or event of default (each as defined in the indenture) shall have occurred and be continuing; and

•	we deliver to the trustee an officer’s certificate and opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

The Surviving Person will succeed to, and except in the case of a lease, be substituted for, us under the indenture and the notes.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a “Change of Control,” permitting each holder to require us to purchase the notes of such holder as described above.

Certain Other Covenants

The indenture will contain certain other covenants regarding, among other matters, corporate existence and reports to holders of debt securities, including the notes. The indenture does not contain restrictive covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders or current ratios. Other than as described above, the provisions of the indenture do not afford holders of debt securities issued thereunder, including the notes, protection in the event of a sudden or significant decline in our credit quality or in the event of a takeover, recapitalization or highly leveraged or similar transaction involving us or any of our affiliates that may adversely affect such holders.

Definition of Certain Terms

The following are the meanings of terms that are important in understanding the covenants described above.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with U.S. generally accepted accounting principles.

“Consolidated Net Tangible Assets” means the aggregate amount of the assets (less applicable reserves and other properly deductible items) of ours and our subsidiaries after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of our most recent consolidated balance sheet but which by its terms is renewable or extendible beyond 12 months from that date at the option of the borrower) of ours and our subsidiaries and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles of ours and our subsidiaries, all as set forth on our most recent consolidated balance sheet and computed in accordance with U.S. GAAP.

“Funded Debt” means our indebtedness or the indebtedness of a subsidiary owning property maturing by its terms more than one year after its creation and indebtedness classified as long-term debt under generally accepted accounting principles and in each case ranking at least pari passu with the notes.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates;

2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices; and

3) foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to foreign currency exchange rates.

“indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

1) in respect of borrowed money;

2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

3) in respect of banker’s acceptances;

4) in respect of Capital Lease Obligations;

5) in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable;

6) representing Hedging Obligations;

In addition, the term “indebtedness” includes (x) all indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such indebtedness is assumed by the specified Person), provided that the amount of such indebtedness will be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such indebtedness, and (y) to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Original Issue Discount Security” means any debt security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity thereof pursuant to the indenture.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision of a government or governmental agency.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by us or any subsidiary of any property which has been or is to be sold or transferred by us or such subsidiary to such Person, excluding (1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (2) leases between us and a subsidiary or between our subsidiaries, (3) leases of a property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property, and (4) arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

“Value” means, with respect to a Sale and Leaseback Transaction, an amount equal to the net present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate on the debt securities of all series (including the yield to maturity on any Original Issue Discount Securities) which are outstanding on the effective date of such Sale and Leaseback Transaction.

Events of Default

The indenture defines an Event of Default with respect to any series of debt securities issued pursuant to the indenture, including the notes. Events of Default on the notes are any of the following:

•	Default in the payment of the principal or any premium on a note when due (whether at maturity, upon acceleration, redemption or otherwise).

•	Default in the payment of interest on a note within 30 days of its due date.

•	Failure by us to comply with the provisions described under the caption “— Repurchase Upon a Change of Control;”

•	Failure by us to observe or perform any other term of the indenture (other than a covenant or agreement in respect of which such non-compliance would otherwise be an Event of Default) for a period of 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of the notes of the affected series.

•	Default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of ours (or the payment of which is guaranteed by us), whether such indebtedness or guarantee now exists or is created after the issue date of the notes, if that default:

•	is caused by a failure to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and after giving effect to applicable grace periods) of such indebtedness (a “Payment Default”); or

•	results in the acceleration of such indebtedness prior to its scheduled maturity,

and, in each case, the amount of any such indebtedness, together with the amount of any other indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50 million or more; provided, however, that, if the default under the mortgage, indenture or instrument is cured by us, or waived by the holders of the indebtedness, in each case as permitted by the governing mortgage, indenture or instrument, then the Event of Default under the indenture governing the notes caused by such default will be deemed likewise to be cured or waived.

•	Failure by us to pay or discharge any final judgment or order (to the extent any such judgment or order is not paid or covered by insurance provided by a reputable carrier that has the ability to perform and has acknowledged coverage in writing) aggregating in excess of $50 million which judgments are not paid, discharged or stayed for a period of 60 days.

•	Certain events in bankruptcy, insolvency or reorganization with respect to us or any significant subsidiary of ours (or any subsidiaries of ours that together would constitute a significant subsidiary).

An Event of Default under one series of debt securities issued pursuant to the indenture does not necessarily constitute an Event of Default under any other series of debt securities. The indenture provides that the trustee may withhold notice to the holders of any series of debt securities issued thereunder of any default if the trustee considers it in the interest of such holders to do so, provided, that the trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the debt securities of that series or in the making of any sinking fund installment or analogous obligation with respect to that series.

Remedies If an Event of Default Occurs

The indenture provides that if an Event of Default has occurred with respect to a series of debt securities and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of that series may declare the entire principal amount of all the notes of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization with respect to us or any significant subsidiary of ours (or any subsidiaries of ours that together would constitute a significant subsidiary), the principal amount of all the notes will be automatically accelerated, without any action by the trustee or any holder. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the debt securities of the affected series if certain conditions are satisfied.

Except as may otherwise be provided in the indenture in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the affected series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. Subject to certain exceptions contained in the indenture, these majority holders may also direct the trustee in performing any other action under the indenture.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

•	You must give the trustee written notice that an Event of Default has occurred and remains uncured.

•	The holders of 25% in principal amount of all outstanding notes of the affected series must make a written request that the trustee take action because of the Event of Default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have failed to take action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your notes on or after the due date of that payment.

We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the indenture and the notes, or else specifying any default.

Modification and Waiver

There are three types of changes we can make to the indenture and the notes.

Changes Requiring Your Approval.  First, there are changes that cannot be made to your notes without your specific approval. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a note;

•	reduce any amounts due on a note;

•	reduce the amount of principal payable upon acceleration of the maturity of a note following an Event of Default;

•	change the place or currency of payment for a note;

•	impair your right to sue for the enforcement of any payment on or with respect to the notes;

•	reduce the percentage in principal amount of the notes, the approval of whose holders is needed to modify or amend the indenture or the notes;

•	reduce the percentage in principal amount of the notes, the approval of whose holders is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

•	except as otherwise permitted under the covenant described under the caption “Certain Covenants — Merger, Consolidation or Sale of Assets,” consent to the assignment or transfer by us of any of our rights or obligations under the indenture; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture, except to increase the percentage required for any modification or to provide that other provisions of the indenture may not be modified or waived without your consent.

Changes Not Requiring Approval.  The second type of change does not require any vote by holders of the notes. This type is limited to corrections and clarifications and certain other changes that would not adversely affect holders of the notes. Nor do we need any approval to make changes that affect only debt securities to be issued under the indenture after the changes take effect. We may also make changes or obtain waivers that do not adversely affect the notes, even if they affect other debt securities issued under the indenture. In those cases, we need only obtain any required approvals from the holders of the affected debt securities.

Changes Requiring a Majority Vote.  Any other change to the indenture and the notes would require the following approval:

•	If the change affects only notes of one series, it must be approved by the holders of not less than a majority in principal amount of the notes of that series.

•	If the change affects the notes of one series as well as the debt securities of one or more other series issued under the indenture, it must be approved by the holders of not less than a majority in principal amount of the notes that series and of each other series of debt securities affected by the change.

In each case, the required approval must be given by written consent. Most changes fall into this category.

The same vote would be required for us to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the notes listed in the first category described previously under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.

Further Details Concerning Voting

The notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. The notes will also not be eligible to vote if they have been fully defeased as described later under “Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of notes, that vote or action may be taken only by persons who are holders of outstanding notes on the record date and must be taken within 180 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time.

Defeasance

The following discussion of full defeasance and discharge will apply to either series of the notes.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the notes of either series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the notes of the same series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the notes of that series on their various due dates.

•	There must be a change in current U.S. federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and instead repaid the notes ourselves when due. Under current U.S. federal tax law, the deposit and our legal release from the notes would be treated as though we took back your notes and gave you your share of the cash and debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the notes you give back to us.

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the notes. You could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

However, even if we make the deposit in trust and opinion delivery arrangements discussed above, a number of our obligations relating to the notes will remain. These include our obligations:

•	to register the transfer and exchange of notes;

•	to replace mutilated, destroyed, lost or stolen notes;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance

Under current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the notes. This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the notes. In order to achieve covenant defeasance, we must do the following:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the notes of the same series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the notes of that series on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and instead repaid the notes ourselves when due.

If we accomplish covenant defeasance, you can still look to us for repayment of the notes if there were a shortfall in the trust deposit. In fact, if one of the Events of Default occurred (such as our bankruptcy) and the notes become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Satisfaction and Discharge

The indenture will cease to be of further effect and the trustee, upon our demand and at our expense, will execute appropriate instruments acknowledging the satisfaction and discharge of the indenture upon compliance with certain conditions, including:

•	Our having paid all sums payable by us under the indenture, as and when the same shall be due and payable,

•	Our having delivered to the trustee for cancellation all debt securities theretofore authenticated under the indenture, or

•	All debt securities of any series outstanding under the indenture not theretofore delivered to the trustee for cancellation shall have become due and payable or are by their terms to become due and payable within one year and we shall have deposited with the trustee sufficient cash or U.S. government or U.S. government agency notes or bonds that will generate enough cash to pay, at maturity or upon redemption, all such debt securities of any series outstanding under the indenture.

•	Our having delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that these conditions have been satisfied.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Regarding the Trustee

U.S. Bank National Association, as trustee under the indenture, has been appointed by us as paying agent, registrar and custodian with regard to the notes. U.S. Bank National Association is also the trustee under the indenture governing our convertible notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Payment and Transfer

We will issue the notes only as registered securities, which means that the name of the holder will be entered in a register, which will be kept by the trustee or another agent of ours. We have initially designated the trustee as our paying agent and registrar. We will make principal and interest payments at the principal corporate office of the trustee in the Borough of Manhattan, The City of New York, or by mailing a check to you at the address we have for you in the register.

If you are a holder of certificated notes, you will also be able to transfer or exchange notes at the office referenced above, in accordance with the terms of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. Neither we nor the trustee will impose any service charge for any transfer or exchange of a note; however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of notes.

If the notes are redeemable and we redeem less than all of the notes of a particular series, we may block the transfer or exchange of notes during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of notes selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any note being partially redeemed.

Book-Entry System

Global Notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their United States depositaries, which in turn will hold such interests in customers’ securities accounts in the United States depositaries’ names on the books of DTC.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of the Company, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We understand that:

•	The DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code;

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•	DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book entry changes in accounts of its participants, eliminating the need for physical movements of securities certificates.

•	DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc.)

•	Access to the DTC’s book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of beneficial interests in a global note will be shown on, and the transfers of ownership will be effected only through, records maintained by DTC (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners).

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the United States depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the United States depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through

DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the United States depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the United States depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their United States depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered or willing or able to act as a depositary;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences relating to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions or that such statements and conclusions, if challenged by the IRS, will be sustained by a court.

This summary is limited to holders who purchase the notes upon their initial issuance at their initial issue price (which will equal the first price at which a substantial amount of notes is sold to the public for cash) and who hold the notes as capital assets. This summary also does not address the effect of the United States federal estate or gift tax laws or the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	holders subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	S corporations, partnerships or other pass-through entities;

•	expatriates and certain former citizens or long-term residents of the United States;

•	U.S. holders (as defined below) whose functional currency is not the U.S. Dollar;

•	persons who hold the notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	partnership or other pass-through entity for United States federal income tax purposes; or

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

If a partnership or other pass-through entity for U.S. federal income tax purposes is a beneficial owner of a note, the treatment of a partner in the partnership or member in such other entity generally will depend on the status of the partner or member and the activities of the partnership or such other entity. Partnerships or other pass-through entities, and partners in such partnerships or members in such other entities, should consult their tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.

THIS SUMMARY OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences to U.S. holders

The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a U.S. holder of the notes. Certain consequences to “non-U.S. holders” of the notes are described under “— Consequences to non-U.S. holders” below. “U.S. holder” means a beneficial owner of a note that is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for United States federal income tax purposes created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Payments of interest on the notes

U.S. holders generally will be required to recognize any stated interest as ordinary income at the time it is paid or accrued on the notes in accordance with such U.S. holder’s method of accounting for United States federal income tax purposes.

Additional payments

As described under the headings “Description of Notes — Optional Redemption” and “Description of Notes — Repurchase Upon a Change of Control,” we may be required to pay you amounts in excess of stated interest and principal in certain circumstances. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of these additional payments. This position is based in part on assumptions regarding the possibility, as of the date of issuance of the notes, that such additional amounts will be paid. Assuming such position is respected, you would likely treat any such payments paid to you in connection with a repurchase or redemption as described below in “— Consequences to U.S. holders — Sale, exchange, redemption or other taxable disposition of the notes.” Our position is binding on you, unless you explicitly disclose to the IRS on your tax return for the year during which you acquire the notes that you are taking a different position. However, the IRS may take a contrary position from that described above, which could affect the timing and character of your income on the notes. You should consult your tax advisors regarding the application of the contingent payment debt instrument rules to the notes. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale, exchange, redemption or other taxable disposition of the notes

Upon the sale, exchange, redemption or other taxable disposition of a note, you generally will recognize capital gain or loss equal to the difference between (i) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest not previously included in income, which generally will be taxable as ordinary income) and (ii) your tax basis in the note. Your tax basis in a note generally will equal the cost of the note. Such capital gain or loss will be long-term capital gain or loss if, at the time of such disposition, you have held the note for more than one year. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting

We are required to furnish to the record holders of the notes, other than corporations and other exempt holders, and to the IRS, information with respect to interest paid on the notes.

You may be subject to backup withholding with respect to interest paid on the notes or with respect to proceeds received from a disposition of the notes. Certain holders (including, among others, corporations and certain tax-

exempt organizations) generally are not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you fail to provide your correct taxpayer identification number, or certification of exempt status and certain other information generally by providing an IRS Form W-9 or an approved substitute or if the U.S. holder is notified by the IRS that the U.S. holder has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Consequences to non-U.S. holders

The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a non-U.S. holder of the notes. For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of a note that is not a U.S. holder.

Payments of interest on the notes

You will not be subject to the 30% United States federal withholding tax with respect to payments of interest on the notes, provided that:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person”;

•	you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an IRS Form W-8BEN (or successor form)), or you hold your notes through certain foreign intermediaries and you and the foreign intermediaries satisfy the certification requirements of applicable Treasury Regulations.

If you cannot satisfy the requirements described above, you will be subject to the 30% United States federal withholding tax with respect to payments of interest on the notes, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that the interest is not subject to withholding tax because it is effectively connected with the conduct of a United States trade or business. Except to the extent otherwise provided under an applicable income tax treaty, if you are engaged in a trade or business in the United States and interest on a note is effectively connected with your conduct of that trade or business, you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable United States income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Additional payments

As described under the headings “Description of Notes — Optional Redemption” and “Description of Notes — Repurchase Upon a Change of Control,” we may be required to pay amounts in excess of stated interest and principal in certain circumstances. We intend to treat any such amounts paid to a non-U.S. holder pursuant to any such repurchase or redemption as additional amounts paid for the notes, subject to the rules described below in “— Consequences to non-U.S. holders — Sale, exchange, redemption or other taxable disposition of the notes.”

Sale, exchange, redemption or other taxable disposition of the notes

Subject to the discussion below regarding backup withholding, any gain realized by you on the sale, exchange, redemption or other disposition of a note (except with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, in the case of a taxpayer entitled to the benefits of an applicable tax treaty, attributable to your permanent establishment in the United States); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met.

If your gain is described in the first bullet point above, you generally will be subject to United States federal income tax on the net gain derived from the sale. If you are a corporation, then you may also be required to pay a branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty) on any such effectively connected gain. If you are an individual described in the second bullet point above, you will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. You should consult any applicable income tax treaties that may provide for different rules. In addition, you are urged to consult your tax advisors regarding the tax consequences of the acquisition, ownership and disposition of the notes.

Backup withholding and information reporting

If you are a non-U.S. holder, in general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and you have given us the statement described above under “— Consequences to non-U.S. holders — Payments of interest on the notes.” In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption. However, we will be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

Backup withholding is not an additional tax. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Proposed legislation regarding information reporting and backup withholding

Legislation recently introduced into Congress, if enacted, would require foreign financial institutions, foreign corporations or foreign trusts to report the identity and certain other information about certain U.S. persons who have financial accounts in such foreign financial institutions, are shareholders in such foreign corporations or are beneficiaries of such foreign trusts, respectively. Failure to comply with these requirements would subject such entity to 30% withholding on interest on the notes and on gain from the sale or exchange of such note. For purposes of this legislation, the term foreign financial institutions is broadly defined and would include, among other entities, offshore investment funds. Non-U.S. holders are urged to consult with their tax advisors regarding this proposed legislation.

UNDERWRITING

Banc of America Securities LLC, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

	Principal Amount of	Principal Amount of	Principal Amount of
Underwriter	2013 Notes	2015 Notes	2020 Notes

Banc of America Securities LLC	$80,000,000	$160,000,000	$240,000,000
Goldman, Sachs & Co.	72,500,000	145,000,000	217,500,000
J.P. Morgan Securities Inc.	72,500,000	145,000,000	217,500,000
DnB NOR Markets, Inc.	5,000,000	10,000,000	15,000,000
Scotia Capital (USA) Inc.	5,000,000	10,000,000	15,000,000
BNP Paribas Securities Corp.	3,750,000	7,500,000	11,250,000
Mizuho Securities USA Inc.	3,750,000	7,500,000	11,250,000
Morgan Stanley & Co Inc.	3,750,000	7,500,000	11,250,000
RBS Securities Inc.	3,750,000	7,500,000	11,250,000

Total	$250,000,000	$500,000,000	$750,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We expect that delivery of the notes will be made against payment therefor on or about February 19, 2010, which will be on the fifth business day following the date the notes are priced, or T+5. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days after the date securities are priced, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should also consult their own advisors in this regard.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer notes to certain dealers at such price less a concession not in excess of 3.750% of the principal amount of the 2013 notes, 4.500% of the principal amount of the 2015 notes, and 5.000% of the principal amount of the 2020 notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 2.000% of the principal amount of the 2013 notes, 2.500% of the principal amount of the 2015 notes and 2.500% of the principal amount of the 2020 notes, to certain other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $3.0 million and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters or their affiliates have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Bank of America, N.A., an affiliate of Banc of America Securities LLC, acts as an agent, lender and L/C issuer, and Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., and JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., act as lenders under our existing credit agreement.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer.

Conflicts of Interest

As described in “Use of Proceeds,” some of the net proceeds of this offering will be used to pay down borrowings under our credit agreement. Because more than 5% of the proceeds of this offering, not including underwriting compensation, will be received by affiliates of the underwriters in this offering, this offering is being conducted in compliance with NASD Rule 2720, as administered by FINRA. Pursuant to this rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of securities rated “Baa” or better by Moody’s Investors Service, Inc. or “Bbb” or better by Standard & Poor’s Rating Service, a Standard & Poor’s Financial Services LLC business or rated in a comparable category by another rating service acceptable to FINRA.

Selling Restrictions

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any notes which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, once the prospectus has been approved by the competent authority in such Relevant Member State and published in accordance with the Prospectus Directive as implemented in that Relevant Member State, except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of notes within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes through any financial intermediary, other than offers made by the underwriters which constitute the final offering of notes contemplated in this prospectus supplement.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any notes under, the offer of notes contemplated by this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(a) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b) in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those notes to it is not treated under the Prospectus Directive as having been made to such persons.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Service and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) where the transfer is by operation of law.

Japan

The notes offered in this prospectus supplement have not been registered under the Financial Instruments and Exchange Law of Japan, as amended (the “FIEL”). The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan or Japanese corporation, except (i) pursuant to an exemption from the registration requirements of the FIEL and (ii) in compliance with any other applicable requirements of Japanese law.

LEGAL MATTERS

The validity of the notes will be passed upon for us by DLA Piper LLP (US), New York, New York. The underwriters have been represented by Shearman & Sterling LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, which is included in our Current Report on Form 8-K filed on January 29, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Applied Biosystems Inc. incorporated in this Prospectus by reference to Applied Biosystems, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, we file annual, quarterly, and current reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is http://www.lifetechnologies.com. The information on or connected to our web site, however, is not, and should not be deemed to be, a part of or incorporated by reference into this prospectus or any prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the terms of the offered securities and related matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede information contained in this prospectus supplement. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus or any prospectus supplement modifies or replaces that statement.

We incorporate by reference the documents listed below, which have not been included or delivered with this prospectus supplement, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the securities described in this prospectus supplement and the prospectus.

•	Our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 2, 2009, as amended by Form 10-K/A, filed with the SEC on March 11, 2009;

•	Our Definitive Proxy Statement filed with the SEC on March 20, 2009;

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 8, 2009, the quarter ended June 30, 2009, filed with the SEC on August 6, 2009, and the quarter ended September 30, 2009, filed with the SEC on November 5, 2009;

•	Our Current Reports on Form 8-K, filed with the SEC on January 22, 2009, February 18, 2009, April 16, 2009, April 30, 2009, May 6, 2009, July 27, 2009, July 30, 2009, September 4, 2009, November 10, 2009, November 13, 2009, December 18, 2009, January 22, 2010, January 27, 2010, January 28, 2010, January 29, 2010 and February 5, 2010 (Form 8-K/A);

•	The audited consolidated statement of operations of Applied Biosystems Inc. for the fiscal years ending June 30, 2008, June 30, 2007 and June 30, 2006, consolidated statements of financial position at June 30, 2008 and 2007, consolidated statements of cash flows and consolidated statements of stockholders’ equity, for the fiscal years ended June 30, 2008, 2007 and 2006, the related notes thereto, management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management Report on Internal Controls over Financial Reporting), and the independent registered public accounting firm’s report related thereto included in Applied Biosystems Inc.’s Annual Report on Form 10-K for the year ended June 30, 2008, filed on August 27, 2008; and

•	The unaudited condensed consolidated statements of operations for the three months ended September 30, 2008 and 2007, condensed consolidated statements of financial position at September 30, 2008 and June 30, 2008, condensed consolidated statements of cash flows for the three months ended September 30, 2008 and 2007 and the related notes thereto of Applied Biosystems Inc. included in Applied Biosystems Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed on November 6, 2008.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement by writing or telephoning us at the following address:

Secretary
Life Technologies Corporation
5791 Van Allen Way
Carlsbad, California 92008
Telephone: (760) 603-7200

Exhibits to the filings will not be sent unless those exhibits have specifically been incorporated by reference in this prospectus supplement and the accompanying prospectus.

PROSPECTUS

Life Technologies Corporation

Debt Securities

We may offer and sell the debt securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer.

Each time we sell securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and the documents incorporated by reference herein or therein, and other offering materials before you invest in any of our securities. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

We may sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. The names of any underwriters will be included in the applicable prospectus supplement.

Investing in our securities involves risks.  See “Risk Factors” on page 5 of this prospectus and any similar section contained in the applicable prospectus supplement, other offering materials and in our periodic reports filed with the Securities and Exchange Commission concerning factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 10, 2010.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we have filed with the U.S. Securities and Exchange Commission, or the “SEC,” as a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act of 1933, as amended). By using a shelf registration statement, we may sell any amount and combination of our debt securities from time to time and in one or more offerings. Each time that we sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read this prospectus, the applicable prospectus supplement and any other offering material together with the information incorporated by reference herein. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement and in any other offering material we authorize. We have not authorized any other person to provide you with different information. If any person provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate only as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

Unless the context requires otherwise, in this prospectus, “Life Technologies,” “Company,” “we,” “our,” and “us” means Life Technologies Corporation and its subsidiaries. When we refer to “you,” we mean the holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, we file annual, quarterly, and current reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is http://www.lifetechnologies.com. The information on or connected to our web site, however, is not, and should not be deemed to be, a part of or incorporated by reference into this prospectus or any prospectus supplement.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the terms of the offered securities and related matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede information contained in this prospectus. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or replaces that statement.

We incorporate by reference the documents listed below, which have not been included or delivered with this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the securities described in this prospectus and the applicable prospectus supplement.

•	Our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 2, 2009, as amended by Form 10-K/A, filed with the SEC on March 11, 2009;

•	Our Definitive Proxy Statement filed with the SEC on March 20, 2009;

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 8, 2009, the quarter ended June 30, 2009, filed with the SEC on August 6, 2009, and the quarter ended September 30, 2009, filed with the SEC on November 5, 2009;

•	Our Current Reports on Form 8-K, filed with the SEC on January 22, 2009, February 18, 2009, April 16, 2009, April 30, 2009, May 6, 2009, July 27, 2009, July 30, 2009, September 4, 2009, November 10, 2009, November 13, 2009, December 18, 2009, January 22, 2010, January 27, 2010, January 28, 2010, January 29, 2010 and February 5, 2010 (Form 8-K/A);

•	The audited consolidated statement of operations of Applied Biosystems Inc. for the fiscal years ending June 30, 2008, June 30, 2007 and June 30, 2006, consolidated statements of financial position at June 30, 2008 and 2007, consolidated statements of cash flows and consolidated statements of stockholders’ equity, for the fiscal years ended June 30, 2008, 2007 and 2006, the related notes thereto, management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management Report on Internal Controls over Financial Reporting), and the independent registered public accounting firm’s report related thereto included in Applied Biosystems Inc.’s Annual Report on Form 10-K for the year ended June 30, 2008, filed on August 27, 2008; and

•	The unaudited condensed consolidated statements of operations for the three months ended September 30, 2008 and 2007, condensed consolidated statements of financial position at September 30, 2008 and June 30, 2008, condensed consolidated statements of cash flows for the three months ended September 30, 2008 and 2007 and the related notes thereto of Applied Biosystems Inc. included in Applied Biosystems Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed on November 6, 2008.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:
Secretary
Life Technologies Corporation
5791 Van Allen Way
Carlsbad, California 92008
Telephone: (760) 603-7200

Exhibits to the filings will not be sent unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Any statements made in this prospectus, accompanying prospectus supplement or other offering material and the information incorporated herein and therein by reference may contain “forward-looking” statements. Any statement about our expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” “outlook” and similar expressions. Additionally, statements concerning future matters, such as the development of new products, enhancements of technologies, sales levels and operating results and other statements regarding matters that are not historical are forward-looking statements. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from the results expressed in the statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, any accompanying prospectus supplement or other offering material and the information incorporated herein and therein by reference. The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this prospectus, any accompanying prospectus supplement or other offering material and the information incorporated herein and therein by reference. Among the key factors that have an impact on our results of operations are:

•	the risks and other factors described under the caption “Risk Factors” under Item 1A of our annual report on Form 10-K for the fiscal year ended December 31, 2008, this prospectus, any accompanying prospectus supplement and the information incorporated herein and therein by reference;

•	the integration of acquired businesses into our operations;

•	general economic and business conditions;

•	industry trends;

•	our assumptions about customer acceptance, overall market penetration and competition from providers of alternative products and services;

•	our funding requirements; and

•	availability, terms and deployment of capital.

Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by applicable law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and their emergence may be impossible for us to predict. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

For a more detailed discussion of these and other risk factors, see Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as well as in Part II, Item IA. “Risk Factors” and Part I, Item 2. “Management Discussion of Financial Condition and Results of Operation” in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 and as disclosed in our other filings with the SEC.

LIFE TECHNOLOGIES CORPORATION

We are a global biotechnology tools company dedicated to improving the human condition. Our systems, consumables and services enable researchers to accelerate scientific exploration, driving to discoveries and developments that make life even better. Life Technologies customers do their work across the biological spectrum, working to advance personalized medicine, regenerative science, molecular diagnostics, agricultural and environmental research, and 21st century forensics. Life Technologies employs approximately 9,000 people, has a presence in more than 160 countries, and possesses a rapidly growing intellectual property estate of approximately 3,900 patents and exclusive licenses. Life Technologies was created by the combination of Invitrogen Corporation and Applied Biosystems Inc. on November 21, 2008.

Life Technologies is a Delaware corporation. Our principal executive offices are located at 5791 Van Allen Way, Carlsbad, California 92008. Our main telephone number is (760) 603-7200.

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks and uncertainties set forth in “Part I, Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2008, and in “Part II, Item 1A. Risk Factors” included in our Quarterly Reports filed on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, which documents are incorporated by reference in this prospectus. Additional risk factors that you should carefully consider may be included in a prospectus supplement or other offering material relating to an offering of our securities as well as the information incorporated by reference herein or therein.

The risks and uncertainties described in any applicable prospectus supplement or other offering material as well as the documents incorporated by reference herein or therein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus, any applicable prospectus supplement or other offering material, as well as the documents incorporated by reference, actually occur, our business, financial condition, results of operations and prospects could be adversely affected in a material way. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. See also “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, which may include, without limitation, the repayment of indebtedness and the repurchase of our common stock. Specific allocations of the proceeds for such purposes have not been made at this time. We may invest funds not required immediately for such purposes in short-term investment grade securities or as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratios of earnings to fixed charges for Life Technologies for the periods indicated.

	Nine Months Ended
	September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004

Ratio of Earnings to Fixed Charges	1.8	3.8	2.2	2.9	1.9	2.8	2.5

The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For purposes of calculating the above ratios, “earnings” consist of income from continuing operations before income taxes and fixed charges. “Fixed charges” consist of interest expense (which includes interest on indebtedness and amortization of debt expense) and the portion of rents that Life Technologies believes to be representative of the interest factor.

DESCRIPTION OF SECURITIES

We may issue from time to time, in one or more offerings, senior or subordinated debt securities covered by this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus.

The debt securities will be issued under an indenture between us and U.S. Bank National Association, as trustee, as it may be amended and supplemented from time to time. The form of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part. You should read the indenture for provisions that may be important to you.

PLAN OF DISTRIBUTION

We may sell the securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

The applicable prospectus supplement or other offering material will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the initial public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers and agents, in addition to any underwriter, participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission, and concessions allowed or reallowed or paid to dealers may be changed from time to time.

The maximum compensation to be received by any participating Financial Industry Regulatory Authority (“FINRA”) member will not be greater than 8% for the sale of any securities being registered pursuant to SEC Rule 415 under this prospectus.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

Each series of securities will be a new issue and will have no established trading market. We may elect to list any series of securities on an exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us and our respective subsidiaries in the ordinary course of business.

LEGAL MATTERS

The validity of the debt securities offered by this prospectus will be passed upon for us by DLA Piper LLP (US), New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, which is included in our Current Report on Form 8-K filed on January 29, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Applied Biosystems Inc. incorporated in this Registration Statement and the Prospectus by reference from Applied Biosystems, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$1,500,000,000

Life Technologies Corporation

$250,000,000 3.375% Senior Notes due 2013

$500,000,000 4.400% Senior Notes due 2015

$750,000,000 6.000% Senior Notes due 2020

Prospectus Supplement
February 11, 2010

Joint Book-Running Managers
BofA Merrill Lynch
Goldman, Sachs & Co.
J.P. Morgan

Co-Managers
DnB NOR Markets
Scotia Capital
BNP PARIBAS
Mizuho Securities USA Inc.
Morgan Stanley
RBS